                                                                Exhibit 10.05(q)

CONSULTING SERVICE PROVIDER ("CSP")PROGRAM  J.D. Edwards World Solutions Company
CSP AGREEMENT                               8055 E. Tufts Avenue
                                            Denver, Colorado 80237

CONSULTING FIRM  The Hunter Group
                 _________________
ADDRESS          100 East Pratt Street, Suite 1600 Baltimore, MD 21201
                 _____________________________________________________

This Consulting Service Provider ("CSP") Program - CSP Agreement
("Agreement"), is made by and between J.D. Edwards World Solutions Company, a Colorado corporation, ("J.D. Edwards"), and Consulting Firm, a __________/ / corporation / /________________, in consideration of the mutual promises and subject to the terms and conditions set forth herein.

WHEREAS, J.D. Edwards is in the business of licensing, servicing and supporting computer software, and

WHEREAS, during the course of its business, Consulting Firm has occasion to evaluate, design and install computer software systems to meet the requirements of its clients and prospective clients, and

WHEREAS, J.D. Edwards and Consulting Firm wish to establish a non-exclusive business relationship for the purpose of participating in joint marketing of J.D. Edwards' products and related services and Consulting Firm's services to targeted prospects and clients, and

WHEREAS, J.D. Edwards and Consulting Firm wish to provide complementary professional services to J.D. Edwards' customers and to Consulting Firm's clients and to increase business opportunities for both firms;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth below, the parties make this Agreement.

This Agreement, including the Attachments, Addenda and Amendments, if any, which are a part hereof, is a complete and exclusive statement of the agreement between the parties, which supersedes all prior or concurrent proposals and understandings, whether oral or written, and all other communications between the parties relating to its subject matter. This Agreement shall not be effective until executed by Consulting Firm and accepted by an authorized representative of J.D. Edwards.

Accepted by J.D. Edwards World Solutions        By execution, signer certifies
Company as of 24 July, 1997                     that signer is authorized to
                                                execute this Agreement on
                                                behalf of Consulting Firm.

J.D. EDWARDS WORLD SOLUTIONS COMPANY CONSULTING FIRM
BY:                                             BY:
   /s/ Richard G. Snow, Jr.                         /s/ Thomas W. Whartenby
   ________________________________                 __________________________
       (Authorized Signature)                         (Authorized Signature)

       Richard G. Snow, Jr.                             Thomas W. Whartenby
   ________________________________                 __________________________
           (Print Name)                                     (Print Name)
    Vice President, General Counsel                    Senior Vice President
   ________________________________                 __________________________
             (Title)                                          (Title)

                CONSULTING SERVICE PROVIDER ("CSP") PROGRAM
                               CSP AGREEMENT
                            Terms and Conditions

1. LICENSE AGREEMENT
     (A) This Agreement shall be valid only upon execution of the Consulting Firm Software License Agreement ("License Agreement") between J.D. Edwards and Consulting Firm.

     (B) J.D. Edwards shall provide Consulting Firm with the Licensed Products, as described in Schedule 1 of the License Agreement, and only for the purposes set forth in this Agreement and the Software License Agreement. The Licensed Products are not to be copied or used by Consulting Firm or used by others without J.D. Edwards written permission except for Consulting Firm's evaluation, training, backup, archival, and disaster recovery purposes. The Licensed Products may be used by Consulting Firm for demonstration purposes to prospects or customers only when a J.D. Edwards representative is present for such demonstration. The Licensed Products may be used only by Consulting Firm and entities under common control and ownership with Consulting Firm but not for business processing for its own account or for any commercial time sharing or service bureau or other rental or sharing arrangement.

2.  TERRITORY
     This Agreement is valid for the Territory as specified in Schedule 1 - Territory to this Agreement. Consulting Firm and J.D. Edwards agree to review
Schedule 1 - Territory on a quarterly basis from the date of execution of this Agreement.

3.  TERM AND TERMINATION
3.1 This Agreement shall commence upon execution and subject to the terms and conditions of the License Agreement. This Agreement shall remain in effect for a period of twenty-four (24) months ending on October 31 unless terminated earlier as provided by this Agreement and the License Agreement. The Agreement may be renewed upon the execution of an Addendum to the Agreement indicating such a renewal with the term to be specified. This Agreement may be terminated by either party, with or with cause, upon issuance of sixty (60) days prior written notice to the other party.

3.2 *

4. PARITY
      Consulting Firm shall develop and promote the J.D. Edwards relationship in a manner consistent with that of similar relationships which Consulting Firm may have with J.D. Edwards' competitors in Territory. Similarly, J.D. Edwards shall develop and promote the relationship in a manner consistent with that of other J.D. Edwards Consulting Service Providers in Territory.

5. USER GROUPS
      J.D. Edwards shall invite Consulting Firm to participate in J.D. Edwards' international user group conferences within the areas/countries specified in Schedule 1. Consulting Firm will be charged the J.D. Edwards Consulting Partner rate for these activities.

6. SERVICE ENGAGEMENTS
     J.D. Edwards and Consulting Firm shall develop an annual business plan under separate cover to address special cover to address specifics of engaging each other in service contracts related to J.D. Edwards implementations including but not limited to: *

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* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.



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

7.  Training and Methodology

       It is the intent of both parties to share knowledge of J.D. Edwards' applications and certification curriculum. J.D. Edwards shall provide training to Consulting Firm consultants on a space available basis in J.D. Edwards' scheduled customer training classes * (see schedule 2). Implementation approaches shall be developed on an engagement-by-engagement basis.

8.  Consultant Certification

       To ensure uniform, high quality software-related services are delivered to Customers, Consulting Firm's employees shall become certified in J.D. Edwards' products and methodologies. Certification will consist of successful completion of the Consulting Firm certification curriculum discussed above (see schedule 3). Until proven competent in J.D. Edwards' applications, Consulting Firm may be asked to provide consultants at a reduced rate for a limited period to assist J.D. Edwards' employees on customer engagements.

9.  Fees

       Consulting Firm will pay to J.D. Edwards * of any amounts invoiced for Services related to the Licensed Products referenced in the Consulting Firm License Agreement when Consulting Firm has been referred to that account by J.D. Edwards. * For the purposes of this Agreement, Services shall mean application and technical consulting directly associated with the implementation of the Licensed Products, which shall exclude services generally associated with management consulting such as but not limited to business process improvement through (re) engineering and workflow design, change management, strategic planning, vision development, vendor product evaluation/selection and integration of third party vendor products.

10.  Audit

  *

11.  Business Relationship

       (A) This Agreement creates no relationship of joint venture, partnership, or agency between the parties, and the parties acknowledge that no other facts or relations exist that would create any such relationship. This Agreement is only an expression of the general terms which form the basis for a business relationship. Each party is not the agent of the other party but is an independent contractor while performing its duties hereunder. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the mane of the other party or to bind the other party in any manner or thing whatsoever.

       (B) Neither party nor that party's agents, principals, officers, directors, or employees are employees of the other party. Personnel supplied by Consulting Firm whether to J.D. Edwards or J.D. Edwards' Customers will be employees or contractors of Consulting Firm and will not hold themselves out as employees of J.D. Edwards.

12.  *

13.  Arbitration

  *

14.  Limited Liability

  *


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* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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

*

15.  General

       (A) The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

       (B) All notices shall be in writing and sent by certified mail, postage prepaid, return receipt requested to the address written above or such other address as notified to the other party and such notice shall be deemed to be made on the fifth day after such mailing.

       (C) No amendments, modifications or supplements to this Agreement shall be binding unless in writing and signed by both parties.

       (D) No action, regardless of form arising out of this Agreement may be brought by either party more than * after the cause of arbitration or action arose.

       (E) If any provision of this Agreement is held to be unenforceable, such decision shall not affect the validity or enforceability of the remaining provisions.

       (F) This Agreement may be executed in two or more identical copies, each of which shall be an original.

       (G) In the event Consulting Firm issues a purchase order or other instrument covering the subject matter of this Agreement, it is understood and agreed that such purchase order is for Consulting Firm's internal use and shall not affect this Agreement.

       (H) Each of the parties shall be responsible for all of its own costs and expenses associated with its performance of this Agreement, including without limitation its employees' travel and other expenses.

       (I) Neither this Agreement nor the performance by the parties hereunder shall constitute or be deemed to be an endorsement or recommendation of the products or services of either party. Neither party shall make any press release or other public disclosure of this Agreement or the terms hereof without the express written consent of the other.

       (J) Consulting Firm shall not, in whole or in part, assign, sublicense, or otherwise transfer this Agreement, the Licensed Products, Licensed Products documentation, any copy of the foregoing, or any right granted hereunder.

       (K) All terms of this Agreement that by their nature may survive this Agreement shall survive this Agreement.

--------------

* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                       Schedule 1
                           Consulting Service Provider Agreement

                                        Territory:

This Agreement applies to services activities of Consulting Partner in the following Territory.

Geographic Area Definition:

         United States, United Kingdom, Singapore, Canada
                                                         ----------------------

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                                   SCHEDULE 2
                      CONSULTING SERVICE PROVIDER AGREEMENT
                       (SUBJECT TO CHANGE BY J.D. EDWARDS)

I.  CERTIFIED CONSULTANT REQUIREMENTS
Consulting Firm implementation personnel can become certified by meeting the following requirements:

A. FIRST TIME CERTIFICATION (Suggested Sequence) These guidelines are for each module that a consultant is attempting to be certified in.

1)  Completion of required J.D. Edwards training classes (see Appendix B)
2) Completion of R.E.P. Methodology training class. If attendance at R.E.P. Methodology training class was not in the past 12 months, candidate must review the last release of R.E.P. Methodology.
3)  Prior certification in any prerequisite products, if any (see appendix B).
4) A passing grade (80%) on level IV certification exam in the requested certification area. The same certification exams are used for both instructor and consultant certification. To take the exam, contact the local training coordinator or training administrator.
5) Participation in two or ore client implementations through "Go Live" phase as defined by the Senior Client Manager or Director of Client Services (minimum 240 hours of consulting). The 240 consulting hours must be obtained in the product area being certified.
6) Client engagements used for certification qualification must be live and referenceable for the product area being certified. The client must have rated J.D. Edwards at or above the level specified by the corporate goal, or given an average rating of 2.2 or above (on a scale of 1 to 3) on the "Client Project Evaluation Review" from our R.E.P. Methodology. Any circumstances resulting in a customer satisfaction issue should be explained by the Senior Client Manager or Director of Client Services.
7) The J.D. Edwards consultant must be recommended for certification by the Director of Client Services or Director of Customer Support Services.
8) The Consulting Firm consultant must be approved for certification by the Director of Client Services responsible for the Consulting Firm relationship.
B.  RECERTIFICATION
1) Participation in one or more client implementations in the specific product area every 12 months. The 12-month time period will be based on the date consultant certification was obtained for that area.
2)  Attendance at new release training.
3) Attendance at new product training classes as currently required for certification.
4)  Continued certification in any prerequisite products.
5) Client engagements used for certification qualification must be live and referenceable for the product area being certified. The client must have rated J.D. Edwards at or above the level specified by the corporate goal, or given an average rating of 2.2 or above (on a scale of 1 to 3) on the "Client Project Evaluation Review" from our R.E.P. Methodology. Any circumstances resulting in a customer satisfaction issue should be explained by the Senior Client Manager or Director of Client Services.
6) The J.D. Edwards consultant must be recommended for certification by the Director of Client Services or Director of Customer Support Services.
7) The Consulting Firm consultant must be approved for certification by the Director of Client Services responsible for the Consulting Firm relationship.
II. CONTINUING EDUCATION
A. A concept of "continuing education" will be utilized in the on-gong maintenance of certification status. This will include advanced seminars, training classes, new release software education, testing, etc. and will be arranged by J.D. Edwards' consulting division.
B. Continuing education schedules will be predicated upon software changes, industry developments, etc. and will be determined by J.D. Edwards'
Corporate Consulting Division.
III. ADMINISTRATION
A. J.D. Edwards will periodically survey its client base being supported by the Consulting Firm to determine the constant use of, overall client satisfaction with, and the success of "The R.E.P. Methodology". If the client satisfaction of the Consulting Firm's clients fall below the minimum standard set by J.D. Edwards, installer certification could be revoked. Failure to meet any of the requirements outlined in this section could also result in certification revocation.
B. J.D. Edwards will provide to the Consulting Firm a monthly listing of completed and newly reported SARS. Completed SARS will be included in the next PTF released by J.D. Edwards.
C. The Consulting Firm will be allowed to obtain all PTF's released by J.D. Edwards. The Rolling Letter and any other documentation printed by J.D. Edwards on PTF's or major releases will be provided to the Consulting Firm.
D. J.D. Edwards' Response Line is not a means of training for Consulting Firms. Calls to the Response Line are tracked and any abusive situations will be reported to the appropriate J.D. Edwards Consulting Firm representative.

                                   SCHEDULE 3
                      CONSULTING SERVICE PROVIDER AGREEMENT
                       (SUBJECT TO CHANGE BY J.D. EDWARDS)

Consulting Firm instructors must be certified by J.D. Edwards to teach a particular product course. Included in this program is a certification process that is to be used by Consulting Firms to develop and maintain qualified instructors.

If the Consulting Firm does not have a certified instructor on staff, then a certified J.D. Edwards instructor must assist with the Consulting Firm's customer class where geographically and linguistically feasible. Our Area Consulting Firm representative will decide if J.D. Edwards assistance is geographically and linguistically feasible. The Consulting Firm will be charged the certified instructor's client billing rate plus direct travel and accommodation costs for customer attended classes.

I.                       APPROVED TRAINING MATERIALS
All J.D. Edwards training materials can be ordered from J.D. Edwards Consulting Firm representative. J.D. Edwards is committed to provide the Consulting Firm with the latest version of course materials. Each Consulting Firm is entitled to receive "trainer toolkit" which includes an instructor guide and Power Point presentation on diskette and student's manual ("Combo Guide") for each product (current version) as authorized by J.D. Edwards Consulting Firm representative. Consulting Firm must contact their J.D. Edwards Consulting Firm representative to request a copy of the "trainer toolkit" and student's manual ("Combo Guide") for each new version of the software. A master copy manual fee will be charged for each manual plus shipping. Additional copies may be purchased by Consulting Firm or reproduced. Also included will be a copy of current version of the training materials in a magnetic-media format. A program or alternative training environment will also be provided to each Consulting Firm for training class student and instructor environments for custom classes conducted at a customer's site.

Consulting Firms are only authorized to reproduce copyrighted material for use in standard J.D. Edwards training courses. None of this material should be sold or given to customers not attending standard courses. Also, J.D. Edwards approval must be obtained on any customization or changes made to the training materials. This would include any internationalization or translations required for conducting the class.

II                            INSTRUCTOR CERTIFICATION
                                     REQUIREMENTS
Consulting Firm instructors can become certified initially by completing the following steps
A.  FIRST TIME CERTIFICATION
1. The candidate must teach 100% of the training material on the course outline in a minimum of two classes, or teach 50% of the training material on the course outline depending on the course (i.e. Employee and Consulting Firm Training courses).
2. Classroom evaluations used for certification must average 4.0 (based on 5.0) overall in the instructor evaluation section.
3. The candidate must have attended the "Train the Trainer" course prior to certification.
4.    Candidate must have a minimum of 6 months experience with J.D. Edwards.
5. Response line or field experience (of 80 hours or more) in the area requesting certification.
6.    The candidate attends the course as a participant or observer.
7. If a Level IV is required, a passing grade on the Level IV exams must be achieved in the area requesting certification. The same certification exams are used for both instructor and consultant certification. Minimum passing grade for U.S. and Canadian candidates is 80% and for all others is 75%. To take the exams, contact your local training coordinator or training administrator. **No exams are currently required for the following courses: Beginning Microsoft Excel, Intermediate Microsoft Excel, PC Workshops, Train the Trainer, Intermediate Microsoft Word, Beginning Microsoft WinWord. (Consulting Firms are eligible for certification in all of the above except R.E.P. Methodology)
8. When a candidate is ready to be certified, the candidate must be observed (one time only-applies to all courses) by a member of the Training Department or a Certified Instructor. An instructor Certification Candidate Evaluation form will be completed by observer stating whether the candidate is ready to be certified. If a candidate is not ready, the reasons will be stated, along with the additional steps necessary for certification to be achieved.
9. The J.D. Edwards instructor must be recommended for certification by the Director of Client Services, or Director of Customer Support Services, or Director of Training.
10. The Consulting Firm instructor must be approved for certification by the Director of Client Services responsible for the Consulting Firm relationship.
B. RECERTIFICATION
1. Certification will be maintained by teaching the class at least once every 12 months. The 12-month period will be based on the date that course certification was obtained.
2. Intervals of required certification will be predicated upon significant changes in the course material or software changes and will be determined by the Director of Training, or Director of Client Services, or Director of Customer Support of each vertical. Recertification will most likely take the form of reviewing new material, product on new functions and features, new release workshops, product testing, etc.
3. The J.D. Edwards instructor must be recommended for certification by the Director of Client Services, or Director of Customer Support Services, or Director of Training.
4. The Consulting Firm instructor must be approved for certification by the director of Client Services responsible for the Consulting Firm relationship.
C.  CONTINUING EDUCATION
1. Certification will be maintained by teaching the class at least once every twelve (12) months. The twelve (12) month time period will be based on the date course certification was obtained.
2. Scheduling of continuing education will be predicated upon software changes and will be determined by J.D. Edwards Corporate Training organization. It will most likely take the form of product exams on new functions and features, new

                      CONSULTING SERVICE PROVIDER AGREEMENT

    release workshops, product testing, class attendance in restructured formats of courses, etc.
D.  REVOCATION OF INSTRUCTOR CERTIFICATION
1. J.D. Edwards reserves the right to periodically survey the Consulting Firm's clients. If the client satisfaction of the Consulting Firm's clients falls below the minimum standards set by J.D. Edwards, then instructor certification could be revoked. Also, failure to meet any of the requirements outlined in this section, could result in certification revocation.

III.   TRAINING FEE POLICY
A. J.D. Edwards will absorb the cost of Consulting Firm tuition for training on J.D. Edwards premises at regularly scheduled classes for the purposes of this agreement.
B. If the Consulting firm does not show up for a scheduled training class and has not informed J.D. Edwards of cancellation one week prior to the start of the class, and J.D. Edwards was unable to fill the slot, then they will be billed at the standard class rates. If the Consulting Firm cancels attendance in a J.D. Edwards scheduled class up to one week prior to the start of the class, they will not be billed.
C. Custom classes for Consulting Firm employees at the Consulting Firm's site will be paid for by the Consulting Firm at * of the instructor's client rate plus all direct expenses for travel and accommodations. The Consulting Firm will also be charged for each training manual provided to the Consulting Firm employees attending the class.
D. Custom classes for combination of Consulting Firm employees and Consulting Firm client personnel or for client personnel only - same policy will be paid for by the Consulting Firm at the instructor's full billing rate plus all direct expenses for travel and accommodations. The instructor will bill for preparation time (if applicable) as well as actual class time. The Consulting Firm will also be charged for each training manual provided to the students attending the class.

IV.     TRAINING COMPENSATION SCHEDULE
A. When providing approved instructors or co-instructing on a subcontract basis to J.D. Edwards, Consulting Firm will be compensated according to the following schedule:

Certification Level                Percent of Standard
                                   Subcontract Rate per Hour(1)

Uncertified                                 *
       Less than 3.9 on
       evaluation rating                    *

Passed Level IV exam and
  taught 2 classes                          *
       Less than 3.9 on
       evaluation rating                    *

Certified                                   *
       Less than 3.9 on
       evaluation rating                    *

(1) Percent of Standard Rate per Hour to be paid to Consulting Firm is based on eight (8) hours per standard class day.
(2) Based on an average evaluation score of 3.9 for the individual instructor. The average evaluation score will be calculated after removing the highest and lowest ratings.

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* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.